CALTON, INC.
                                   FORM S-8

                                   EXHIBIT 5
                            OPINION AND CONSENT OF
                          GIORDANO, HALLERAN & CIESLA
                              DATED MAY 30, 1997


                         GIORDANO, HALLERAN & CIESLA
                          A Professional Corporation
                              125 Half Mile Road
                                 P.O. Box 190
                         Middletown, New Jersey 07748
                                (908) 741-3900



                                             May 30, 1997


Calton, Inc.
500 Craig Road
Manalapan, New Jersey  07726

Gentlemen:

We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), filed on this date by Calton, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), to which this opinion letter is attached as an exhibit, for the registration of an additional 500,000 shares (the "Shares") of the Company's Common Stock, $.01 par value ("Common Stock"). The 500,000 shares are reserved for and may be issued to the individual accounts of Company employees participating in the Amended and Restated Calton, Inc. 401(k) Plan (the "401(k) Plan") as part, or all of the Company's matching contribution to the accounts of 401(k) Plan participants.

We have examined the original or a photostatic or certified copy of such documents, records and other information as deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified or photostatic copy, and the authenticity of the original each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company's Common Stock issued pursuant to the 401(k) Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company's transfer agent and registered by the Company's registrar prior to their issuance.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that upon the issuance of the Shares therefor in accordance with the provisions of the 401(k) Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of the opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                              Very truly yours,



                              /s/ GIORDANO, HALLERAN & CIESLA
                                  A Professional Corporation